Exhibit 10.1

November 5, 2013

Mr. James F. Gero

Chairman of the Board of Orthofix International N.V.

3451 Plano Pkwy

Lewisville, TX 75056

Dear Jim:

Per our discussions, we understand that you intend to retire as Chairman of the Board, and as a director, of Orthofix International N.V. (the “Company”), effective as of November 5, 2013. As further discussed, we appreciate that you have agreed to provide the Company with certain transition assistance by acting as a consultant to the Board between November 5, 2013 and January 2, 2015 (the “Continued Service Period”). This letter agreement between you and the Company serves to memorialize the terms that you and the Company have agreed regarding your consulting relationship with the Company and certain related matters. Capitalized terms not defined herein shall have the meanings set forth on Exhibit A.

Consulting Arrangement

During the Continued Service Period, you will make yourself available to provide consulting services to the board of directors of the Company (the “Board”) eight hours per month at such time(s) as mutually agreed by you and the Company, with in each case at least one week’s notice and subject to your reasonable scheduling availability. Such consulting services shall be provided at such location(s) as mutually agreed by you and the Company (provided that, in any event, you shall not be asked to travel more than 25 miles from his Texas or Maine residence), and may include providing strategic advice, market analysis, business development, employee mentoring, or other similar activities. You also agree to make yourself available to participate telephonically, as needed, during portions of up to two meetings of the Board during the Continued Service Period (which appearances shall be counted for purposes of calculating the eight hours of service referenced in the first sentence of this paragraph). As payment for you providing these services, the Company shall provide you compensation of (i) $5,000 per month during the Continued Service Period (which payment shall be made whether or not the Board avails itself of all of the services you are agreeing to provide to the Board hereunder) and (ii) $625 per hour for any consulting services you provide at the Company’s request in excess of eight hours in any given month. In addition, provided that you elect COBRA in a timely manner, the Company will provide you with a monthly cash payment (subject to applicable taxes and less any required withholding) equal to the cost of continuation coverage under the Company’s medical and dental benefit plans in which you were participating at the time of your retirement as a director, at the level at which you were participating (e.g., single or family coverage). Any COBRA continuation coverage that you elect to continue after January 2, 2015 shall be fully at your own expense. You shall perform your consulting services as an independent contractor, and nothing herein shall create any employment relationship between you and the Company or any of its subsidiaries. Jeffrey M. Schumm, the Company’s Chief Administrative Officer and General Counsel, shall be your point of contact and liason for scheduling, arranging and providing the consulting services described above and for any other matters related to any transitional or ongoing administrative matters between you and the Company.

Your vesting and exercise periods with respect to your options to acquire common stock of the Company (“Stock Options”) and grants of restricted common stock of the Company (“Restricted Stock”) shall be as set forth in the applicable grant agreement and/or plan, provided, however, that for the avoidance of doubt, the parties hereto agree that you shall be deemed to be a “Service Provider” under the Company’s 2012 Long-Term Incentive Plan (and therefore continue to vest in restricted stock grants made to you thereunder) for so long during the Continued Service Period as you are continuing to provide consulting services to the Board hereunder.

Standstill

You agree that from and after the date of this letter agreement through January 2, 2015 (the “Protective Period”), unless the prior written consent of the Board has been obtained, neither you nor any entities of which you are the majority equity owner will in any manner, directly or indirectly, (a) effect, seek, offer, or propose (whether publicly or otherwise), or cause or participate in (except to sell or tender your Company securities in the ordinary course pursuant to any consummated public sale of the Company) or in any way assist any other person to effect, seek, offer, or propose (whether publicly or otherwise) (i) any acquisition of beneficial ownership of any securities issued by the Company or any assets of the Company or any of the Company’s direct or indirect subsidiaries (other than (A) pursuant to the exercise of your existing Stock Options or (B) acquisitions not to exceed in the aggregate more than one percent (1%) of the outstanding shares of Company common stock (excluding Company common stock already beneficially owned by you or entities of which you are the majority equity owner as of the date hereof or exercisable by you pursuant to Stock Options)); (ii) any tender or exchange offer, merger, or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or refrain from voting, any voting securities issued by the Company or to solicit any consents of the Company’s shareholders; (b) form, join, or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934) with respect to any securities issued by the Company or otherwise act, alone or in concert with others, to seek to control or influence (except through providing consulting services hereunder) the Company’s management, the Board, or the Company’s policies; (c) take any action which might require the Company or any of its subsidiaries to make a public announcement regarding any of the types of matters set forth in (a) or (b) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Non-Competition; Non-Solicitation and Confidentiality

You also agree that during the Protective Period you shall not, without the prior written consent of the Board (which may be withheld in the Board’s sole and absolute discretion), anywhere in the Prohibited Area, for your own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, you understand that this paragraph prohibits you from acting for yourself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to your passive ownership of not more than 5% of a publicly-traded company.

In addition, during the Protective Period you shall not, without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), whether for your own account or for the account or benefit of any other Person, throughout the Prohibited Area:

(a)	request, induce or attempt to influence (i) any customer of the Company or its subsidiaries to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) the Company or its subsidiaries to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with the Company or its subsidiaries. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of the Company or its subsidiaries.

(b)	solicit from or sell to any customer any products or services that the Company or any of its subsidiaries provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that the Company or any of its subsidiaries, sold or provided while you are or were providing services to the Board.

(c)	contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by the Company or any of its subsidiaries or (ii) any present business of the Company or any of its subsidiaries.

(d)	request, induce or attempt to influence any supplier, distributor or other Person with which the Company or any of its subsidiaries has a business relationship or to limit, curtail, cancel or terminate any business it transacts with the Company or any of its subsidiaries.

(e)	otherwise interfere with the relationship of the Company or any of its subsidiaries with any Person which is, or within the last year was, doing business with, employed by or otherwise engaged in performing services for, the Company or any of its subsidiaries.

During the Protective Period and at all times thereafter, you agree to hold in secrecy for the Company all Confidential Information that may come into your knowledge, may have come to your attention or may have come into your possession or control while providing services to the Company and/or the Board. Notwithstanding the preceding sentence, you shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by you in violation of this paragraph) or (b) you are compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of your duties under this agreement, you agree not to use for your own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the period during which you are providing consulting services to the Board hereunder, the Company may provide and grant you access to certain Confidential Information. You recognize that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided you and that the Confidential Information could be used to the competitive and financial detriment of the Company or its subsidiaries if misused or disclosed by you. The Company provides access to such Confidential Information only in exchange for your promises contained herein.

Statements and Disclosures

You agree that you have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other Person regarding the Company or any of its subsidiaries, or of their respective directors, officers, employees or agents, provided that the foregoing shall in no way limit your right to make any public statements or disclosures you believe, after consultation with counsel, are required by applicable law, or required or appropriate pursuant to applicable federal securities laws. The Company further agrees that it shall not make, and shall use commercially reasonable efforts to prevent any of its respective officers or directors from making, any critical or negative comments to the media or other persons about you, provided that the foregoing shall in no way limit the Company’s right to make any public statements or disclosures it believes, after consultation with counsel, are required or appropriate under applicable law, or required or appropriate pursuant to applicable federal securities laws.

Governing Law and Venue

This agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Texas without regard to any provision of that state’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Texas. All actions or proceedings arising out of this agreement shall exclusively be heard and determined in state or federal courts in the City of Dallas of the State of Texas having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

Entire Agreement

This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between you and the Company relating to your potentially providing consulting services to the Company and/or the Board. Nothing in this Agreement shall modify that certain indemnity agreement between you and the Company dated October 31, 2008 (the “Indemnity Agreement”) or, except as specifically set forth herein, alter any of your rights under the Company’s employee benefit plans or related award agreements, or under the Company’s articles of association, as amended (the “Articles”). In furtherance of the foregoing, the Company reaffirms its obligations to you under the

Indemnity Agreement and the Articles, including with respect to indemnification and the advancement and/or reimbursement of reasonable legal expenses in certain circumstances on the terms provided for therein), and agrees that you shall be deemed to be acting in an “official capacity” as defined thereunder while providing the consulting services contemplated by this Agreement. In the event of any conflict between this agreement and any other agreement between you and the Company, this agreement shall control.

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Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me. Your signature below will also constitute resignation by you, as of the open of business on November 5, 2013, from all officer and director positions with the Company or any of its subsidiaries (including as a director of the Company).

Sincerely,

ORTHOFIX INTERNATIONAL N.V.

/s/ Bradley R. Mason
Bradley R. Mason
President and Chief Executive Officer

Agreed and Accepted:

/s/ James F. Gero
James F. Gero

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Exhibit A

“Competing Business” means any business or activity that (i) competes with the Company or any of its subsidiaries and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by the Company or any of its subsidiaries as of the date hereof or (B) products or services so similar in nature to that of the Company or any of its subsidiaries as of the date hereof (or that the Company or any of its subsidiaries will soon thereafter offer and are known to Mr. Gero) that they would be reasonably likely to displace substantial business opportunities or customers of the Company or any of its subsidiaries.

“Confidential Information” shall include Trade Secrets and includes information acquired by you in the course and scope of your activities under this agreement or from previously serving as Chairman of the Board or a director of the Company, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company and its subsidiaries (such as non-public information), (ii) is designated or marked by the Company or any of its subsidiaries as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company or any of its subsidiaries indicates through its policies, procedures, or other instructions, in each case to the extent known to Mr. Gero, should not be disclosed to anyone outside the Company and its subsidiaries. Without limiting the foregoing definitions, some examples of Confidential Information under this agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, and (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about the Company’s medical devices or products of the Company or any of its subsidiaries (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the Company and its subsidiaries conduct a preponderance of their business and in which you provide substantive services to the benefit of the Company and its subsidiaries.

“Trade Secrets” are information of special value, not generally known to the public that the Company or any of its subsidiaries has taken steps to maintain as secret from Persons other than those selected by the Company or any of its subsidiaries.